Dale Christensen CFO Micro General Corporation 949-622-4986 dchristensen@microgeneral.com	Brian Suh Investors Relations Director Micro General Corporation 949-622-4862 bsuh@microgeneral.com

FOR IMMEDIATE RELEASE

MICRO GENERAL CORPORATION ANNOUNCES
STOCK REPURCHASE PROGRAM

     SANTA ANA, Calif. — October 2, 2001 - Micro General Corporation (NASDAQ: MGEN), the leading provider of production and workflow software systems to the title and real estate industries, announced today that its Board of Directors has authorized a program for repurchases of up to 1,000,000 shares of the Company’s outstanding common stock. The stock will be used for employee equity compensation plans and to reduce the total outstanding shares, and the purchases will be made as, in the opinion of management, market conditions warrant. The stock repurchase program will become effective immediately.

     Repurchases may be made from time to time by the Company in the open market at prevailing prices, in either block purchases or in privately negotiated transactions, and in compliance with Securities and Exchange Commission guidelines.

     “Initiation of the buyback program affirms our confidence in the Company’s future” said John Snedegar, Micro General’s president and chief executive officer. “We believe that the buyback of our shares provides an excellent investment vehicle for corporate funds and is in the best interests of our stockholders,” Snedegar said.

ABOUT MICRO GENERAL

     Micro General Corporation is the leading provider of production and workflow software systems to the real estate title and escrow industries. The company’s additional competencies include managed application services, application development and integration, network, data and infrastructure management and IT outsourcing.

     The Company has been named to the Deloitte & Touche “Orange County/San Diego Technology Fast 50” for 2001 and as “The Fastest Growing Public Company in Orange County, California” for two consecutive years. Micro General and its operating subsidiaries employ more than 500 individuals nationwide, primarily in technical positions. To learn more about Micro General Corporation, visit our Website at: www.microgeneral.com.

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     This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Micro General Corporation, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, some of which are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

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